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                                                             EXHIBIT 99.(i)(13)

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                                73 TREMONT STREET
                           BOSTON, MASSACHUSETTS 02108


April 22, 2003


To Whom it may concern:

This opinion is written in reference to the shares of beneficial interest, $.01 par value (the "Shares") of the following series of Manufacturers Investment Trust, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 2-94157) (the "Registration Statement") filed by the Trust pursuant to the Securities Act of 1933:

1.       Natural Resources Trust

2.       Real Return Bond Trust

3.       Mid Cap Core Trust

4.       Large Cap Value Trust

5.       Quantitative All Cap Trust

6.       Emerging Growth Trust

7.       Special Value Trust

8.       Small Cap Opportunities Trust

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

         1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

         2. The Shares have been duly authorized and, when sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Betsy Anne Seel

Betsy Anne Seel, Esq.